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                                                                   EXHIBIT 99.10



               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]



Board of Directors


Healtheon/WebMD Corporation


400 The Lenox Building


3399 Peachtree Road, NE


Atlanta, GA 30326



Members of the Board:



We hereby consent to the inclusion of our opinion dated June 18, 2000 to the Board of Directors of Healtheon/WebMD Corporation ("Healtheon/WebMD") as Annex C to, and to the reference thereto under the caption "The Merger -- Opinion of Healtheon/WebMD's financial advisor" in, the proxy statement/prospectus (the "Proxy Statement/Prospectus") of Healtheon/WebMD, Medical Manager Corporation and CareInsite, Inc. relating to the merger transaction between Healtheon/WebMD, Medical Manager Corporation and CareInsite, Inc. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.



July 27, 2000



                                      Very truly yours,



                                      /s/ MORGAN STANLEY & CO. INCORPORATED


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                                      MORGAN STANLEY & CO. INCORPORATED